SIMTEK REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS

• Product Revenue $33.0 Million for 2007

•  Gross Product Margin 48% for Full Year

• More Than 40 Design Wins in the Quarter

• More than 160 Design Wins for the Year

COLORADO SPRINGS, Colorado – FEBRUARY 21, 2007 – Simtek Corporation (NASDAQ: SMTK), the inventor, pioneer, and world’s premier supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced its financial results for the period ended December 31, 2007.  Revenues were at the high end of expectations for the quarter marking solidification of the Company’s core business.  Design wins for products in Simtek’s core business continue the record pace established in 2006.

Fourth Quarter and 2007 Highlights

•

Product Revenue - $8.4 Million For Q42007, $33.0 Million For 2007, Up 16% Y/Y

•

Gross Product Margin - 48% For 2007 Vs. 37% For 2006

•

Ex-Item Profit - $1.1 Million For 2007 Vs. $640,000 For 2006

•

Invested More Than $1 Million In New High Density nvRAM Initiative

•

Significant Increase In R&D For New Products To Serve Larger Markets

•

Design Wins From Diverse Applications And All Geographic Areas

•

More Than 160 New Customer Designs In 2007 vs. Just Over 100 In 2006

•

4Megabit Beta Samples Resulting In Committed Customer Programs

•

Record 15 Patent Applications Submitted In 2007

Financial Results

Revenue for the fourth quarter of 2007 was $8.4 million, consisting entirely of product revenue, compared to $9.1 million in the same quarter of 2006.  The decreased revenues are related to lower shipments into the military and smart metering segments.  Gross margins were 46% for the quarter compared to 45% a year ago, reflecting lower volume of shipments of military parts that typically carry a gross margin in excess of 80% and the write-off of certain unsalable materials.  The Company reported ex-item net loss for the fourth quarter of $284,000, or $0.02 per share, compared to an ex-item profit of $1.2 million, or $0.07 per share in Q406.  For the quarter, ex-item income excludes the effects of stock options and amortization of acquisition related costs. On a GAAP basis, the Company reported a net loss for the quarter of $(1.3) million or $(0.08) per share down from a profit of $598,000 or $0.04 per share for the comparable 2006 period.  The 2006 period included $552,000 of royalty revenue from Cypress Semiconductor.

For the year ended December 31, 2007, revenue increased to $33.0 million, consisting entirely of product revenue, which represented a 16% increase over product revenue of $28.6 million, reported in the prior year. Gross margins were 48% for 2007 compared to 37%, for 2006.  The Company reported ex-item net income for the year ended December 31, 2007 of $1.1 million or $0.07 per share, up from the ex-item net income of $640,000, or $0.04 per share a year ago. For the twelve months, ex-item income excludes the effects of stock options, amortization of acquisition related costs, and contractual milestone payments to Cypress Semiconductor to be paid from the restricted cash account.  On a GAAP basis, the Company reported a net loss for 2007 of $(2.8) million or $(0.17) per share compared the loss of $(2.0) million or $(0.13) per share for 2007.  The 2006 results include the royalty revenue from Cypress Semiconductor of $2.1 million, which had no associated costs.

“The financial landscape at Simtek has changed dramatically over the 11 quarters that I have reported on,” stated Brian Alleman, Simtek’s chief financial officer.  “The Company’s profitability and liquidity are stronger than at any time in Simtek’s recent history.”

“Fourth quarter revenues were on the high end of our expectations and were driven by strong orders in the third quarter,” stated Harold A. Blomquist, Simtek president and chief executive officer.  “We experienced solid demand from RAID server and storage customers for both 256K and 1Megabit products.  Increased costs were incurred as a result of higher than expected demand for beta samples of our 4 megabit product which needed to be purchased with no offsetting revenue.  Overall, we are pleased with the conclusion of 2007.  We made progress on many fronts increasing revenues and design wins in our core 1 megabit and smaller products, increasing our R&D efforts to expand addressable markets, committed customer programs for our new 4 megabit product, and filing patents to protect our intellectual property position.”

Blomquist concluded, “Demand appears to be picking up from SAS-based RAID customers.  We already have customer programs committed to high volume production starting near the end of this year on our 4 megabit nvSRAM with Tier 1 customers in our traditional RAID/server and Industrial/Factory Automation markets.  We also see very strong interest in the 4 megabit density from customers in the multifunction printer and copier market.  Even though we have committed customer programs for the 4 meg, I’d like to point out that the total number of design wins reported for 2007 is for 1 megabit and smaller products.  We will begin adding 4 megs to the count this year.”

Ex-Item Earnings

Simtek reports net income or loss in accordance with GAAP and additionally uses ex-item financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude charges related to non-cash, unusual or non-recurring expenses the Company may incur from time to time, in order to provide additional comparative information between periods.  Management believes that these ex-item measures are important to investor understanding of the Company’s disclosures regarding past, current and future operating results.  Following is reconciliation* of the Ex-item financial measures to the most comparable GAAP financial measures, in thousands of dollars, except per share amounts:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

GAAP Net Income (Loss)	$ (1,273)	$ 598	$ (2,768)	$ (2,007)

Ex-item Adjustments
Amortization of non-compete agreement	445	445	1,781	1,784
Costs associated with stock options	544	125	1,386	542
Cypress milestone payments	-	-	735	321

Ex-item income (loss)	$ (284)	$ 1,168	$ 1,134	$ 640

Per Share Data:
Net loss as reported	$ (0.08)	$ 0.04	$ (0.17)	$ (0.13)

Ex-item Adjustments
Amortization of non-compete agreement	$ 0.03	$ 0.02	$ 0.11	$ 0.12
Costs associated with stock options	$ 0.03	$ 0.01	$ 0.08	$ 0.03
Cypress milestone payments	$ -	$ -	$ 0.05	$ 0.02

Ex-item income (loss)	$ (0.02)	$ 0.07	$ 0.07	$ 0.04

weighted average common shares
outstanding:
Basic and diluted	16,515,245	16,123,904	16,405,580	15,125,847

(a) pursuant to the requirements of Regulation G.

Conference Call

Simtek management will host a conference call at 5:00 p.m. ET (2:00 p.m. PT) today to discuss these results.  The call can be accessed by dialing 800-240-4186 and giving the company name, "Simtek."  Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.  A replay of the conference call will be available two hours after the call for the following five business days by dialing 800-405-2236 and entering the following pass code: 11106973#.  Also, the conference call together with supplemental financial information will be available over the Internet at http://www.simtek.com in the Investor Info area of the site or by going to http://www.mkr-group.com.

About Simtek Corporation

Simtek Corporation designs and markets high-speed nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, storage arrays, GPS navigational systems, industrial controllers, robotics, copiers, avionics, metering, consumer, UPS, and networking and broadcast equipment.  Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section

27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, guidance and projections of future performance including predictions of future revenue, profitability, and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

For further information, please contact:

Simtek Corporation

MKR Group, Inc.

Brian Alleman, CFO

 or Mary Magnani

Investorrelations@simtek.com

323-468-2300

smtk@mkr-group.com

##

SIMTEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except par value and share amounts)

ASSETS

	December 31, 2007	December 31, 2006
CURRENT ASSETS:
Cash and cash equivalents	$ 4,387	$ 4,522
Restricted investments	991	1,775
Accounts receivable - trade, net	5,222	5,537
Inventory, net	5,698	6,596
Prepaid expenses and other current assets	910	312
Deposits	-	-
Total current assets	17,208	18,742
EQUIPMENT AND FURNITURE, net	1,987	1,239
DEFERRED FINANCING COSTS	15	54
GOODWILL	992	992
NON-COMPETITION AGREEMENT	5,344	7,126
OTHER ASSETS	240	89
TOTAL ASSETS	$ 25,786	$ 28,242

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 2,827	$ 3,771
Accrued expenses	943	939
Accrued vacation payable	357	229
Accrued wages	179	814
Obligation under capital leases	21	-
Line of credit	21	681
Debentures, current	480	480
Total current liabilities	5,350	6,914
DEBENTURES, NET OF CURRENT	1,620	2,220
Total liabilities	6,970	9,134
COMMITMENTS AND CONTINGENCIES
Preferred stock, $1.00 par value; 200,000 shares authorized, none issued	-	-
Common stock, $.0001 par value; 30,000,000 shares authorized, 16,516,419 and 16,515,419 shares issued and outstanding at December 31, 2007 and 16,145,679 shares issued and outstanding at December 31, 2006	2	2
Additional paid-in capital	69,453	67,173
Treasury stock, at cost; 1,000 shares	(1)	(1)
Accumulated deficit	(50,967)	(48,199)
Accumulated other comprehensive income:
Cumulative translation adjustment	329	133
Total shareholders' equity	18,816	19,108
	$ 25,786	$ 28,242

SIMTEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31
	2007	2006	2007	2006
REVENUE:
Product sales, net	$ 8,362	$ 9,124	$ 33,007	$ 28,560
Royalty revenue	-	552	-	2,070
Total revenue	8,362	9,676	33,007	30,630
Cost of sales	4,539	5,008	17,268	18,024
GROSS MARGIN	3,823	4,668	15,739	12,606
OPERATING EXPENSES:
Research and development costs	2,655	1,277	8,758	5,855
Sales and marketing	1,417	1,446	5,026	4,679
General and administrative	1,137	1,266	4,689	3,861
Total operating expenses	5,209	3,989	18,473	14,395
INCOME (LOSS) FROM OPERATIONS	(1,386)	679	(2,734)	(1,789)
INCOME (LOSS) FROM OPERATION
OTHER INCOME (EXPENSE):
Interest income	45	50	193	162
Interest expense	(85)	(123)	(381)	(370)
Exchange rate variance	97	1	130	(3)
Other income	59	24	165	26
Total other income (expense)	216	(48)	107	(185)
INCOME (LOSS) FROM OPERATIONS
BEFORE PROVISION FOR INCOME TAXES	(1,170)	631	(2,627)	(1,974)
Provision for income taxes	(103)	(33)	(141)	(33)
NET INCOME (LOSS)	$ (1,273)	$ 598	$ (2,768)	$ (2,007)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and diluted
Income (loss) from operations	$ (.08)	$ .04	$ (2,768)	$ (2,007)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	16,515,245	16,123,904	6,405,580	15,125,847